Exhibit 99.1

NEWS RELEASE

Contact: Mendy Marsh, CFO

(210) 308-8267
www.globalscape.com/company/contact.asp

GlobalSCAPE Announces Former Symantec VP as COO

SAN ANTONIO, TEXAS, October 6, 2008 – GlobalSCAPE, Inc. (AMEX: GSB), a leading developer of file centric software for the Internet, today announced Craig A. Robinson as their new Chief Operating Officer (COO).  In announcing the selection of Mr. Robinson, GlobalSCAPE CEO James Morris stated, “Craig and I have been professionally associated for over 15 years, having served together at two different technology companies. He joins the GlobalSCAPE leadership team as we continue to enhance our solutions, mature our partnerships, and prepare to enter adjacent markets. I could not be more pleased to have someone of his caliber join our team as we extend our market presence.”

During a career of more than 20 years, Mr. Robinson has held executive positions for leading companies including Symantec where he sequentially served in several leadership roles, including VP, Managed Security Services; VP, Solution Delivery; and VP, Worldwide Product Marketing. In addition, he has held senior leadership positions at AXENT Technologies (VP, Operations for consulting subsidiary SNCi), META Security Group (COO and CTO), Trident Data Systems (Commercial President and CIO), and most recently, Synteras (General Manager).

Mr. Robinson holds undergraduate and graduate degrees in engineering, both from Stanford University. He also is co-author of the reference Secure Internet Practices (Auerbach Publications). Contacted for comment on his selection as GlobalSCAPE COO, Mr. Robinson stated, “GlobalSCAPE will be an increasingly powerful force in the market.  I am thrilled to join the GlobalSCAPE team.”

About GlobalSCAPE

GlobalSCAPE, a provider of Global Managed File Transfer (MFT) solutions and wide-area file services (WAFS) technologies, delivers a modular approach to solving the enterprise challenges of security, bandwidth, latency and regulatory compliance. GlobalSCAPE’s products securely and efficiently move files such as financial data, medical records, customer files, intellectual property, and other sensitive documents of any size between supply chain partners and branch offices. GlobalSCAPE’s products are used by mid-sized and large enterprise companies, including virtually all of the Fortune 100, leading technology, banking, healthcare, and public sector organizations. Headquartered in San Antonio, TX. GlobalSCAPE is also the developer of CuteFTP, the most popular file transfer protocol application on the market. For more information on our risk-free purchase options, visit www.globalscape.com or call 800-290-5054 (US) or 210-308-8267 (international).

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “would,”

“exceed,” “should,” “anticipates,” believe,” “steady,” “dramatic,” and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company’s Annual Report on Form 10-K for the 2007 calendar year, filed on March 26, 2008 with the Securities and Exchange Commission.